CODE OF ETHICS
                                       FOR
                               EXECUTIVE OFFICERS
                                       OF
                           CLICKABLE ENTERPRISES, INC.

SECTION I

A.  OVERVIEW

      This Code of Ethics and Business Conduct (the "Code") embodies the commitment of Clickable Enterprises, Inc. to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All Executive Officers (as defined below) are expected to adhere to the principles and procedures set forth in this Code that apply to them. (For purposes of this Code, the term "Executive Officer" is defined to include, without limitation, the Company's President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller or other principal accounting officer and any Vice-President of the Company who the board has determined is an "Officer" for purposes of the rules under Section 16 of the Exchange Act of 1934. This Code of Ethics has been adopted by the Board of Directors of the Company in compliance with the rules adopted by the U.S.
Securities and Exchange Commission (the "Commission") for the purpose of implementing Section 406 of the Sarbanes-Oxley Act of 2002.

B.  BASIC STANDARD OF ETHICS

      Executive Officers shall observe the highest standards of ethical conduct. In the performance of their duties, they shall protect and foster shareholder value through fair dealings, complete honesty and full disclosure in all manners of business. Executive Officers shall maintain the highest standards of integrity, both in the workplace and outside the workplace, fully observing all laws and applicable regulations. Each Executive Officer is obligated to:

      1. Engage in honest and ethical conduct, including by avoiding any actual or apparent conflicts of interest between personal affairs and relationships on the one hand and professional responsibilities to the Company on the other hand.

      2. Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in any other public communications made by the Company.

      3.    Comply with applicable governmental laws, rules and regulations.

      4. Promptly report any possible violation of this Code to the Audit Committee of the Board of Directors of the Company, or if there is no Audit Committee, to the Board of Directors.

      Each Executive Officer will be accountable to the Audit Committee (or to the Board of Directors if the Company h as no Audi Committee) for any failure by him or her to observe any term of this Code. Failure to observe the terms of this Code of Ethics may result in disciplinary action. Violations of this Code also may constitute violation of law.

      No waiver or amendment of this Code of Ethics shall be permitted unless approved by the Audit Committee of the Board of Directors, or an independent director, if there is no Audit Committee. Any such waiver or amendment shall be publicly disclosed to the extent required by the rules adopted by the Commission.

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C.  CONFLICTS OF INTEREST

      Executive Officers shall avoid all conflicts of interest. A "conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the Company or when an Executive Officer faces a choice between what is in their best personal interest (financial or otherwise) and the interest of the Company. In particular, an Executive Officer must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

      An Executive Officer should never take any action which would interfere with the Company's contractual relationships or diminish or disparage the reputation of the Company. An Executive Officer should not have any personal financial interest in a person or organization that supplies goods, property or services to the Company or from which the Company obtains goods, property or services. This paragraph does not apply to ownership of publicly traded securities.

      Executive Officers may not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with, the Company. Executive Officers, and members of their immediate families, shall not accept gifts from, or have and personal expenses paid for by, anyone soliciting business from, or doing business with, the Company, except for gifts with an annual value from any source not in excess of $250.

      When a conflict of interest arises, it is important that each Executive Officer act with great care to avoid even the appearance that their actions were not in the best interests of the Company. If an Executive Officer is faced with a situation in which their objectivity may be questioned because of individual interests or family or personal relationships, the Executive Officer must immediately notify an Ethics Contact (as defined in Section III).

      Any  Executive  Officer  who  is  aware  of  a  material   transaction  or
relationship that could reasonably be

expected to give rise to a conflict of interest should discuss the matter promptly with an Ethics Contact.

D.  LOANS

      The Company doe not make loans, in any form, of money to Executive Officers. This prohibition includes any guarantee by the Company of a loan to an Executive Officer from a third party.

E.  PUBLIC DISCLOSURE

      It is the Company's policy that the information in its public communications, including all filings and periodic reports submitted to the SEC, be full, fair, accurate, timely and understandable. Executive Officers who are involved in the Company's disclosure process are responsible for acting in furtherance of these policies and procedures. In particular, these individuals are required to: (i) maintain familiarity with the disclosure requirements applicable to the Company; (ii) oversee the Company's disclosure controls and procedures to ensure that information required to be disclosed in the Company's filings to the SEC is identified and processed on a timely basis; and (iii) take

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steps  to  regularly   obtain  and  evaluate   information   in  their  area  of
responsibility.    Executive    Officers   are    prohibited    from   knowingly
misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any Executive Officer who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

F.  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Executive Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations.

      Generally, it is both illegal and against Company policy for any Executive Officer who is aware of material nonpublic information relating to the Company, any of the Company's clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.

      Any Executive Officer who is uncertain about the legal rules involving his or her purchase or sale of any Company securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the Company should consult with the Company's outside counsel that prepares its periodic reports under the U.S. securities laws before making any such purchase or sale.

G.  PROTECTION AND PROPER USE OF COMPANY ASSETS

      All Executive Officers should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only. The Company's Executive Officers must ensure the maintenance of internal controls to provide guidance and overall protection of company assets, financial integrity and reporting accuracy.

      Executive Officers may not: (i) make personal use of Company assets which create any additional cost for, interfere with work duties or violates any Company policies; (ii) manipulate financial accounts, records or reports for personal gain or otherwise; or (iii) maintain off-the-book accounts.

      Executive Officers must: (i) prepare all corporate and governmental reports and documents with accurate information (such documents shall include, but shall not be limited to, periodic reports and other filings in connection with the U.S. securities laws and documents prepared for the U.S. Food and Drug Administration and similar organizations in other countries); (ii) maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly company transactions; (iii) record transactions in a timely manner, so that no misleading financial information is created (these transactions include, but are not limited to: income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets); and (iv) establish internal financial controls that are documented and reviewed for their integrity and application quarterly by the appropriate Executive Officers before submission of quarterly SEC filings.

      Should any irregularities, non-compliance with internal controls or abuses be observed, the observing Executive Officer should report such directly to an Ethics Contact.

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SECTION II

A.  CORPORATE OPPORTUNITIES

      Executive Officers owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. Executive Officers are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and declined to accept it. More generally, Executive Officers are prohibited from using corporate property, information or position for personal gain or competing with the Company. Any use of Company property or services that is not solely for the benefit of the Company must be approved beforehand through the Ethics Contact.

B.  CONFIDENTIALITY

      In carrying out the Company's business, Executive Officers often learn confidential or proprietary information about the Company or other third parties. Executive Officers must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

C.  FAIR DEALING

      Each Executive Officer should endeavor to deal fairly with the Company's clients, service providers, suppliers, competitors and employees. No Executive Officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice. Executive Officers shall not engage in practices or enter into arrangements which would violate anti-trust laws.

SECTION III

A.  INTERPRETATION OF THE CODE

Executive Officers should strive to identify and raise potential ethical issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any questions relating to how the policies and procedures contained in this Code should be interpreted or applied should be addressed to an Ethics Contact. For purposes of this Code, an Ethics Contact is any of the following:

      o any member of the Audit Committee of the Company's Board of Directors;
      o the Company's outside counsel that prepares its periodic reports under the U.S. securities laws;
      o     A meeting of the full Audit Committee; or
      o A meeting of the full Board of Directors, provided at least two independent directors are present.

      Decisions is such a case shall be made by a majority of the independent directors present. Any Ethics Contact may refer any issue to, or seek assistance on any issue from, the outside counsel who prepares the periodic reports under the U.S. securities laws.

B.  REPORTING VIOLATIONS

      All Executive Officers are duty bound to report any irregularities or breaches of this Code of Ethics to an Ethics Contact. To the extent possible, such reports will be treated confidentially. The Company will take such

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disciplinary  or  preventive  action  as it deems  appropriate  to  address  any existing or potential violation of this Code brought to its attention.

      Any Executive Officer who ignores or violates any of the principles or procedures in this Code, or any Executive Officer who penalizes another Executive Officer or other Company personnel for following these standards will be subject to appropriate disciplinary action, which may include immediate dismissal.

C. WAIVERS OF THIS CODE

      From time to time, the Company may waive certain provisions of this Code. Any Executive Officer or Director who believes that a waiver may be called for should discuss the matter with an Ethics Contact. Waivers may be made only by the Board of Directors with the affirmative vote of a majority of the independent directors, or by the Audit Committee (if any) of the Board of Directors.